EXHIBIT 11
                      COMPUTATION OF PER SHARE EARNINGS (1)

                                          Three months ended
                                              June 30,
                                              --------
                                          2002         2001
                                       ----------   ----------
Net  Income                            $1,889,000   $1,166,000
                                       ==========   ==========
Average shares outstanding              4,627,461    4,901,199
                                       ==========   ==========
Basic earnings per share               $     0.41   $     0.24
                                       ==========   ==========

Net Income                             $1,889,000   $1,166,000
                                       ==========   ==========
Average shares outstanding              4,627,461    4,901,199
Net effect of dilutive stock options      396,678      262,506
                                       ----------   ----------
Adjusted shares outstanding             5,024,139    5,163,705
                                       ==========   ==========
Diluted earnings per share             $     0.38   $     0.23
                                       ==========   ==========

(1)   Restated for a 3 for 1 stock split declared on July 25, 2002.


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